                         SCHEDULE 14A INFORMATION
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                        LACLEDE GAS COMPANY
       ----------------------------------------------------
        (Name of Registrant as Specified In Its Charter)

                        LACLEDE GAS COMPANY
       ----------------------------------------------------
           (Name of Person(s) Filing Proxy Statement)

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                              LACLEDE GAS COMPANY

                                720 OLIVE STREET
                           ST. LOUIS, MISSOURI 63101

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

    The Annual Meeting of Stockholders of Laclede Gas Company will be held at Marriott's Pavilion Hotel, One Broadway, St. Louis, Missouri, beginning at 10:00 a.m., Central Standard Time, on Thursday, January 25, 1996, for the following purposes:

    1. To elect three Directors, each to serve for a term of three years and until the respective successor shall be duly elected and qualified (see Proposal 1 on page 3).

    2. To ratify the appointment by the Board of Directors of Deloitte & Touche as the firm of independent public accountants to audit the accounts of the Company for the fiscal year ending September 30, 1996 (see Proposal 2 on page 18).

    3. To transact such other business as may properly come before said meeting, or any adjournment or adjournments thereof.

                               By order of the Board of Directors,

                                          DONALD L. GODINER,

                                                                  Secretary.

St. Louis, Missouri
December 26, 1995

                               I M P O R T A N T

    We hope you will attend the Annual Meeting. If you are unable to be present, please sign, date and return the enclosed proxy as soon as possible. A return envelope, which does not require postage if mailed in the United States, is enclosed for your convenience.

    Stockholders representing a majority of Common Stock issued and outstanding must be present or represented by proxy in order to constitute a quorum. To ensure the presence of a quorum at this meeting, an early return of your proxy is solicited by the Board of Directors.

                      L A C L E D E  G A S  C O M P A N Y

                                720 OLIVE STREET

                           ST. LOUIS, MISSOURI 63101

                           -------------------------

                          P R O X Y  S T A T E M E N T

    This statement is furnished in connection with a solicitation of proxies by the Board of Directors of Laclede Gas Company (hereinafter called the Company) to be used at the Annual Meeting of Stockholders of the Company to be held on January 25, 1996, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Company's Annual Report for 1995, including financial statements, has been mailed to stockholders. The Company's proxy statement and form of proxy are being released to stockholders on approximately December 26, 1995. Execution of the enclosed proxy given in response to this solicitation will not affect a stockholder's right to attend the meeting and to vote in person. Presence at the meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it any time before it is exercised by giving notice thereof to the Company in writing or in open meeting. Unless so revoked, the shares represented thereby will be voted in accordance with the specifications thereon.

    The Company has authorized 50 million shares of $1.00 Par Value Common Stock and on October 31, 1995, there were outstanding 17,466,380 shares. Only holders of Common Stock at the close of business on December 11, 1995, are entitled to notice of, and to vote at, the meeting. Generally, each share of Common Stock represents one vote; but in the election of Directors, stockholders have cumulative voting rights. If cumulative voting rights are exercised by any stockholder, he or she shall have the right to cast as many votes in the aggregate as shall equal the number of Common Stock shares so held by him or her in the Company, multiplied by the number of Directors to be elected. Each stockholder may cast the whole number of votes, either in person or by proxy, for one nominee, or distribute them among two or more nominees. To exercise cumulative voting rights, please indicate appropriate instructions on the face of the proxy. Unless directions on cumulative voting are specified in the proxy, the persons named in the form of proxy reserve the right to vote each proxy cumulatively and for the election of less than all the nominees, but they do not presently intend to do so unless candidates other than those named herein for Directors are duly proposed at the meeting other than by management of the Company.

    Stockholders representing a majority of the Common Stock issued and outstanding must be present or represented by proxy to constitute a quorum. With regard to the election of Directors, since three Directors are to be elected, the three nominees receiving the greatest number of affirmative votes will be deemed elected; therefore, shares represented by proxies which are marked ``WITHHOLD AUTHORITY'' will have no effect. If a stockholder excepts from the proxy one or more Director nominees, all votes represented by the shares held by such stockholder shall, unless otherwise specifically stated, be allocated as evenly as possible for and among the remaining nominees. With regard to Proposal 2, or any other matters properly brought before this meeting, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting (unless a greater affirmative vote is required by the Company's Articles of Incorporation or by state law). Shares represented by proxies which are marked ``ABSTAIN'' or which deny discretionary authority on any other matters will be counted as shares present for purposes of determining quorum; such shares will also be treated as shares present and entitled to vote on Proposal 2 and any such other matters, which will have the same effect as a vote against Proposal 2 and any such other matters. Proxies relating to ``street name'' shares which are not voted by brokers on one or more, but less than all, matters will be considered present at the Annual Meeting for purposes of determining quorum, but will not be treated as shares represented at the meeting as to such matter(s) not voted on, and therefore will not have the effect of either an affirmative or negative vote, except where the vote of the holders of a majority of outstanding Common Stock is required.

    When a stockholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy to vote shares registered in the stockholder's own name will include those shares held for the stockholder in the Dividend Reinvestment and Stock Purchase Plan. If the stockholder does not send any proxy to vote the shares registered in his or her own name, the shares held for the stockholder in the Dividend Reinvestment and Stock Purchase Plan will, unless such stockholder attends the meeting and votes in person, not be voted or counted for the purpose of determining a quorum.

                            STOCKHOLDERS' PROPOSALS

    Stockholders' proposals to be considered for inclusion in the Company's proxy statement must be submitted on a timely basis. Proposals for the 1997 Annual Stockholders' Meeting must be received by the Company no later than August 29, 1996. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

PROPOSAL 1. ELECTION OF DIRECTORS

    It is the intention of the persons named in the enclosed form of proxy to vote such proxy FOR the election of the three nominees listed below for Directors for terms expiring in 1999. If any nominee becomes unavailable for any reason before the meeting (which is not anticipated), the proxies will be voted for a person to be selected by the Board of Directors of the Company.

                    INFORMATION ABOUT NOMINEES AND DIRECTORS

    The following information with respect to principal occupation or employment for the past five years, name and principal business of the corporation or other organization in which such occupation or employment is carried on, and in regard to other affiliations, and to beneficial ownership of securities at September 30, 1995, has been furnished to the Company by the respective nominees and Directors continuing in office. Mr. Boyd F. Schenk will not stand for reelection this year since he is retiring from the Board of Directors, such retirement to be effective following the Annual Meeting. The Board has selected Richard E. Beumer as the Company's nominee to fill the directorship vacancy created by Mr. Schenk's retirement, and Messrs. Robert C. Jaudes and Robert P. Stupp, the two other Directors whose terms will expire on January 25, 1996, will stand for reelection.

NOMINEES FOR NEW TERM (TO EXPIRE AT ANNUAL MEETING, 1999):

RICHARD E. BEUMER, 57, is, and since July 1, 1994 has been, President and Chief Executive Officer of Sverdrup Corporation. Sverdrup Corporation provides complete capabilities for the development, design, construction and operation of capital facilities and technical systems. Prior to that he served as President of Sverdrup Corporation from January 1, 1993 to June 30, 1994. Previously, he served as an Executive Vice President of Sverdrup Corporation from January 1, 1991 to December 31, 1992. He is a director of Roosevelt Financial Group, Inc.

ROBERT C. JAUDES, 61, has been Chairman of the Board, President and Chief Executive Officer since January 27, 1994 and prior to that served as President and Chief Executive Officer of Laclede Gas Company since August 1, 1991. From October 1, 1990, to August 1, 1991, he served as President. Mr. Jaudes has been with Laclede Gas Company since 1955. He is a Director of The Boatmen's National Bank of St. Louis.

                                        Year first elected a Director: 1983<Fa>

ROBERT P. STUPP, 65, is, and since December 31, 1990, has been, the President of Stupp Bros., Inc., established on December 31, 1990, which has four operating divisions: Stupp Bros. Bridge & Iron Co. of St. Louis, Missouri, fabricator of iron and steel; Stupp Corporation of Baton Rouge, Louisiana, a steel pipe manufacturer; Builders Engineering Company of St. Louis, Missouri; and Stupp Metals of St. Louis, Missouri, a steel service center. Mr. Stupp currently serves in senior executive positions in these operating divisions. He has served as a senior executive officer of one or more of those entities since 1960. He is a Director of Stupp Bros., Inc.

                                           Year first elected a Director: 1990

         YOUR BOARD OF DIRECTORS RECOMMENDS THAT THE FOREGOING NOMINEES
        EACH BE ELECTED FOR A THREE-YEAR TERM EXPIRING IN 1999 AND UNTIL
         THE RESPECTIVE SUCCESSOR SHALL BE DULY ELECTED AND QUALIFIED.

[FN]
--------

<Fa> ``Control Person''--defined as one who, other than solely as a Director of
     Laclede Gas Company, possesses the power to direct the management and policies of Laclede Gas Company.

TERM EXPIRING AT ANNUAL MEETING, 1997:

ANDREW B. CRAIG, III, 64, is Chairman of the Board and Chief Executive Officer of Boatmen's Bancshares, Inc. He has been Chairman since 1989, Chief Executive Officer since 1988 and was President from 1985 to 1994. He was Chairman of the Board of The Boatmen's National Bank of St. Louis from 1985 until January 1992. In addition to being a Director of Boatmen's Bancshares, Inc., he is a Director of Petrolite Corporation and Anheuser-Busch Companies, Inc.

                                             Year first elected a Director: 1994

C. RAY HOLMAN, 53, is Chairman of the Board, President and Chief Executive Officer of Mallinckrodt Group Inc. (formerly IMCERA Group Inc.). He has been Chairman since October 1994 and President and Chief Executive Officer since December 1992. He served both as Corporate Vice President of Mallinckrodt Group Inc. from 1990 and President and Chief Executive Officer of Mallinckrodt Medical, Inc., a subsidiary of Mallinckrodt Group Inc., from 1989 to December 1992. In addition to being a Director of Mallinckrodt Group, Inc., Mr. Holman is a Director of Boatmen's Bancshares, Inc.

                                             Year first elected a Director: 1994

WILLIAM E. NASSER, 56, retired in November 1995 as Chairman of the Board, Chief Executive Officer and President of Petrolite Corporation. He had served in that capacity since February 1992, and prior to February 1992 he had served as President of Petrolite Corporation since June 1988. Mr. Nasser had been with Petrolite Corporation since 1962, serving previously as Vice President and General Manager of Petrolite's Polymers Division. In addition to being a Director of Petrolite Corporation, he is a Director of The Boatmen's National Bank of St. Louis and Energy BioSystems Corporation.

                                             Year first elected a Director: 1994

TERM EXPIRING AT ANNUAL MEETING, 1998:

DR. HENRY GIVENS, JR., 62, has been President of Harris-Stowe State College for the last 16 years. He is a Director of Mark Twain Bancshares, Inc.

                                             Year first elected a Director: 1992

MARY ANN KREY, 48, has been Chairman and Chief Executive Officer of Krey Distributing Co., an Anheuser-Busch wholesaler, since December 1986. She is a Director of Commerce Bank of St. Louis and CPI Corporation.

                                             Year first elected a Director: 1992

H. EDWIN TRUSHEIM, 68, retired on January 26, 1995 as Chairman of the Board of General American Life Insurance Company, a mutually owned company serving both individuals and groups with life and health insurance as well as pension plans and pension administrative services. Previously, he was Chairman of the Board and Chief Executive Officer of General American Life Insurance Company from January 1986 to May 15, 1992, at which time he relinquished the title of Chief Executive Officer, but remained as Chairman of the Board until January 26, 1995. He is a Director of Angelica Corporation, Venture Stores, Inc., RehabCare Corporation, and Reinsurance Group of America.

                                             Year first elected a Director: 1986

    The standing committees of the Board of Directors for the fiscal year ended September 30, 1995, included the Audit Committee, the Compensation Committee and the Nominating Committee.

    The Audit Committee, comprised of five members, now consisting of: Messrs. Craig, Givens, Holman, Schenk, and Trusheim, Chairman, met three times during the 1995 fiscal year. It is the duty of the Committee to recommend to the Board independent auditors to perform audit and non-audit services, review the scope and results of such services, review with management and the independent auditors any recommendations of the auditors regarding changes and improvements in the Company's accounting procedures and controls and management's response thereto, and report to the Board after each Audit Committee meeting.

    The Compensation Committee, comprised of four members, now consisting of:
Messrs. Nasser, Stupp, Trusheim, and Schenk, Chairman, met three times during the 1995 fiscal year. It is the duty of the Committee to review and recommend to the Board the salaries and all other forms of compensation of the Company's Officers.

    The Nominating Committee, comprised of five members, now consisting of:
Messrs. Nasser, Schenk, Stupp, Trusheim, and Jaudes, Chairman, met once during the 1995 fiscal year. It is the duty of the Nominating Committee to recommend new Director nominees to the Board of Directors. Stockholders may recommend Director nominees to the Committee in writing, giving pertinent background information, and such person will be given the same consideration as any other person reviewed as a possible nominee.

    During the 1995 fiscal year, there were 14 meetings of the Board of Directors. All Directors attended 75% or more of the aggregate number of meetings of the Board and applicable committee meetings.

                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

    The following table sets forth as of September 30, 1995 the beneficial ownership of the Company's Common Stock by (i) Stupp Bros., Inc., the only person or entity who as of September 30, 1995, is known to be the beneficial owner of 5% or more of the Company's Common Stock, (ii) each of the Directors and Director nominees, (iii) each of the Company's current and former Executive Officers listed in the Summary Compensation Table, and (iv) all Directors, Director nominees, and Executive Officers as a group.

                                            AMOUNT AND NATURE OF OWNERSHIP

                                                            SOLE VOTING     SHARED VOTING
                                                               AND/OR          AND/OR
               NAME OF                                       INVESTMENT      INVESTMENT                       PERCENT
          BENEFICIAL OWNER                                     POWER            POWER           TOTAL        OF CLASS
          ----------------                                  -----------     -------------       -----        --------
R. E. Beumer.............................................      -0-                -0-             -0-           -0-

R. J. Carroll............................................      -0-                -0-             -0-           -0-

A. B. Craig, III.........................................    2,000<F1>            -0-             2,000        <F*>

H. Givens, Jr............................................    1,400<F1>            -0-             1,400        <F*>

D. L. Godiner............................................      980                -0-               980        <F*>

C. R. Holman.............................................    2,000<F1>            -0-             2,000        <F*>

R. C. Jaudes.............................................    6,024              4,000            10,024        <F*>

M. A. Krey...............................................    2,400<F1>            -0-             2,400        <F*>

R. M. Lee................................................    2,567                -0-             2,567        <F*>

W. E. Nasser.............................................    1,000<F1>            -0-             1,000        <F*>

K. J. Neises.............................................      113                -0-               113        <F*>

B. F. Schenk.............................................    6,000                -0-             6,000        <F*>

R. P. Stupp..............................................    2,432<F1><F2>        -0-             2,432        <F*>

H. E. Trusheim...........................................    2,474<F1>            -0-             2,474        <F*>

D. H. Yaeger.............................................    1,424                -0-             1,424        <F*>

Stupp Bros., Inc.........................................1,155,000<F3>            -0-         1,155,000        6.6%

All Directors, Director Nominees and
  Executive Officers as a Group .........................                                        41,743<F4>    <F*>

--------
<F1> Includes restricted, nonvested shares granted under the Restricted Stock
     Plan for Non-Employee Directors, as described in more detail on page 17.

<F2> Does not include the shares owned by Stupp Bros., Inc., which are set forth separately in the table and of which shares Mr. Stupp is a beneficial owner with shared voting and investment power.

<F3> Mr. Stupp is a Director and Executive Officer of Stupp Bros., Inc. and has
     a one-third interest in a voting trust which controls 100% of the stock of Stupp Bros., Inc.

<F4> This amount does not include the shares owned by Stupp Bros., Inc.

<F*> Less than one percent.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below is certain information as to amounts paid, earned or awarded by the Company for the fiscal year ended September 30, 1995, and for the immediately preceding two fiscal years for services in all capacities by the Chief Executive Officer, the four other most highly compensated Executive Officers, and one recently retired Executive Officer.

                                            SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                                  ---------------------------
             NAME AND                                                          OTHER ANNUAL          ALL OTHER
      PRINCIPAL POSITION<F1>                          YEAR         SALARY     COMPENSATION<F2>    COMPENSATION<F3>
      ----------------------                          ----         ------     ----------------    ----------------
R. C. Jaudes                                          1995        $460,455       $ 129,310            $16,372
Chairman of the Board,                                1994        $429,714       $ 121,480            $12,423
President and CEO                                     1993        $398,238       $ 121,160            $10,071

D. H. Yaeger                                          1995        $184,894       $   7,440            $ 4,381
Executive Vice President--                            1994        $175,179              --            $ 4,245
Operations and Marketing                              1993        $162,560              --            $ 4,115

D. L. Godiner                                         1995        $162,333       $   7,440            $ 9,252
Senior Vice President, General                        1994        $159,089              --            $ 6,162
Counsel and Secretary                                 1993        $151,885              --            $ 5,731

K. J. Neises                                          1995        $151,269       $   4,650            $ 4,896
Senior Vice President--Gas Supply                     1994        $144,286              --            $ 3,686
and Regulatory Affairs                                1993        $135,059              --            $ 3,867

R. J. Carroll                                         1995        $138,444       $   4,960            $ 4,101
Retired Senior Vice President--                       1994        $146,786              --            $ 4,058
Finance and Chief Financial Officer                   1993        $135,119              --            $ 3,770

R. M. Lee                                             1995        $137,746       $   4,650            $ 4,338
Senior Vice President--                               1994        $131,464              --            $ 3,525
Administrative Services                               1993        $120,746              --            $ 3,491

--------
<F1> The ``Salary'' amount indicated for Mr. Carroll for the last fiscal year does not include any compensation for September 1995, since he retired prior to that month. Also, effective September 1, 1995, Mr. Yaeger was promoted to Executive Vice President--Operations and Marketing; Mr. Lee was named Senior Vice President--Administrative Services and Mr. Neises was named Senior Vice President--Gas Supply and Regulatory Affairs.

<F2> The amounts in this column reflect dividend equivalents paid under the
     Incentive Compensation Plan to the named Executive Officer during the three most recent fiscal years together, in the case of Mr. Jaudes, with Mr. Jaudes' Board of Directors' and Board committee fees for those three

                                       8

     years. For a more detailed discussion of the Incentive Compensation Plan, see the Long-Term Incentive Plan Table and discussion thereof on page 9.

<F3> For 1995 this column includes (a) above-market interest on deferrals under the Company's Deferred Income Plan described on page 12 (Mr. Jaudes, $5,628; Mr. Yaeger, $-0-; Mr. Godiner, $2,873; Mr. Neises, $266; Mr.
     Carroll, $391; and Mr. Lee, $266); (b) above-market interest on deferrals under the Company's Deferred Income Plan II described on page 13 (Mr. Jaudes, $6,571; Mr. Yaeger, $406; Mr. Godiner, $2,394; Mr. Neises, $1,001;
     Mr. Carroll, $179; and Mr. Lee, $591); (c) Company matching contributions under the Company's Salary Deferral Savings Plan which was established under Section 401(k) of the Internal Revenue Code (Mr. Jaudes, $4,173; Mr. Yaeger, $3,975; Mr. Godiner, $3,985; Mr. Neises, $3,629; Mr. Carroll, $3,531; and Mr. Lee, $3,481).

                          INCENTIVE COMPENSATION PLAN

    The following table discloses certain information about the Company's Incentive Compensation Plan, which is considered a type of long-term incentive plan under the proxy disclosure rules of the Securities and Exchange Commission.

                   LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                                 PERIOD
                                                                  NUMBER         UNTIL
      NAME                                                       OF UNITS    MATURATION<F1>
      ----                                                       --------    --------------
Robert C. Jaudes..............................................     5,000        2 years

Douglas H. Yaeger.............................................     8,000        5 years

Donald L. Godiner.............................................     8,000        2 years

Kenneth J. Neises.............................................     5,000        5 years

Robert J. Carroll.............................................     8,000<F2>    4 years

Robert M. Lee.................................................     5,000        5 years

--------
<F1> Prior to January 26, 1995, Dividend Equivalents (equal to the cash dividend paid on each share of the Company's Common Stock) were paid on each of the Share Units to the recipient until his death, and thereafter to a surviving spouse, if any, for life. Effective for awards of Share Units made on and after January 26, 1995, no post-retirement Dividend Equivalents and no post-retirement Deferral Compensation amounts shall be paid to an awardee who retires before attaining the age of 65 (other than by reason of death or disability or following a hostile change of control) unless the awardee remains employed by the Company for at least the following respective periods (based on the Awardee's age at the date of the award of the Share Units) subsequent to the date upon which the Share Units are awarded:

                                       9


                                             NUMBER OF YEARS SERVICE
   AGE AT                                     REQUIRED FOLLOWING THE
DATE OF AWARD                                   DATE OF SUCH AWARD
-------------                                ------------------------
61 and older..............................              2
55-60.....................................              4
54 and under..............................              5

     The amount of Dividend Equivalents paid to any named Executive during the last fiscal year is disclosed in the ``Other Annual Compensation'' column in the Summary Compensation Table.

<F2> Because Mr. Carroll retired before the Share Units awarded to him in fiscal
     1995 matured, he will receive no post-retirement benefits from these 8,000 Share Units.

    Each year, the Company credits or debits an amount (Deferred Compensation Amount) to each Share Unit outstanding at the end of a fiscal year equal, subject to certain adjustments, to the per common share net increase or decrease in Consolidated Retained Earnings for that fiscal year. The aggregate of annual Deferred Compensation Amounts are payable in ten equal annual installments to the recipient or, if he is no longer living, his designated beneficiaries or estate beginning on the fifth month following the month in which the earlier of the following occurs: retirement, death, disability or the recipient's election to terminate employment with the Company following a hostile change in control (as defined in the Plan). No Deferred Compensation Amounts accrue on Share Units held by a recipient after the fiscal year in which his employment has terminated due to retirement, disability, death or the recipient's election to terminate following a hostile change in control. Furthermore, if a participant's employment with the Company ceases other than by reason of retirement, disability, death or termination of employment following a hostile change in control, then all Share Units are forfeited and all rights to Deferred Compensation Amounts and Dividend Equivalents on account of such Share Units lapse. Similarly, if a participant retires before age 65 (other than by reason of death or disability or following a hostile change in control), without providing the required additional years of service as discussed in footnote 1 to the table above, then no post-retirement benefits will be payable to such participant for such Share Units. During the fiscal year ended September 30, 1995, $.03 was credited as a Deferred Compensation Amount on account of each Share Unit. Interest accrues on the Deferred Compensation Amounts on Share Units (for which the required additional years of service have been provided) only after the date of retirement, disability, death or election of recipient to terminate employment following a hostile change in control.

                                  PENSION PLAN

    The table below shows estimated annual benefits payable at a normal retirement date under the Employees' Retirement Plan of Laclede Gas Company--Management Employees and the Laclede Gas Company Supplemental Retirement Benefit Plan.

                                                PENSION PLAN TABLE
                                    ESTIMATED ANNUAL BENEFITS UPON RETIREMENT

    AVERAGE                                                        YEARS OF SERVICE
     FINAL                            --------------------------------------------------------------------------
COMPENSATION<F1>                         15           20           25           30           35           40
----------------                         --           --           --           --           --           --
    $ 75,000......................    $  21,334    $  28,445    $  35,556    $  42,667    $  49,778    $  56,890
     100,000......................       28,834       38,445       48,056       57,667       67,278       76,890
     125,000......................       36,677       48,903       61,129       73,355       85,580       97,806
     150,000......................       44,552       59,403       74,254       89,105      103,955      118,806
     200,000......................       60,302       80,403      100,504      120,605      140,705      160,806
     250,000......................       76,052      101,403      126,754      152,105      177,455      202,806
     300,000......................       91,802      122,403      153,004      183,605      214,205      244,806
     350,000......................      107,552      143,403      179,254      215,105      250,955      286,806
     400,000......................      123,302      164,403      205,504      246,605      287,705      328,806
     450,000......................      139,052      185,403      231,754      278,105      324,455      370,806
     500,000......................      154,802      206,403      258,004      309,605      361,205      412,806
     550,000......................      170,552      227,403      284,254      341,105      397,955      454,806

--------
<F1> ``Average Final Compensation'' is the higher of: (a) the annual average of the highest 36 consecutive calendar months' compensation for the participant's last 120 months of service; or (b) the annual average of the highest three consecutive calendar years' compensation for the participant's last ten calendar Years of Service. Compensation used for pension formula purposes is the type of compensation included as ``Salary'' in the Summary Compensation Table.

    Benefits shown in the table (the calculation of which, in some cases, takes into account the portion of Average Final Compensation in excess of Social Security covered compensation, and, in other cases, is calculated after the deduction of Social Security offset amounts) assume retirement at age 65, the Years of Service shown, continued existence of the current plans without substantial change and payment in the form of a single life annuity. Years of Service as of September 30, 1995 for the persons named in the Summary Compensation Table are as follows: R. C. Jaudes, 40 years; D. H. Yaeger, 4 years; D. L. Godiner, 15 years; K. J. Neises, 11 years; R. J. Carroll, 39 years; and R. M. Lee, 17 years.

                                  OTHER PLANS

    An Executive Salary Protection Program for Executive Officers provides that if a participating Executive Officer dies while an active employee of the Company his or her beneficiaries will receive his or her annual salary for one year, and one-half of his or her annual salary for the next nine years or until the Executive Officer would have been 65 years old, whichever period is longer. When an Executive Officer dies after retiring from the Company, his or her beneficiaries will receive an amount equal to twice his or her annual salary if he or she dies prior to age 70, or one times his or her annual salary if he or she dies after age 70. The annual cost to the Company of this program is approximately $69,000.

    The Company provides supplemental travel and accident insurance covering Officers and certain key employees. The supplemental insurance provides coverage for accidental death or dismemberment in an amount up to $250,000. Premiums expensed on behalf of the Officers during fiscal 1995 amounted to $1,688.

    The Company, as of January 25, 1990, adopted a Management Continuity Protection Plan pursuant to which the Company has entered into Management Continuity Protection Agreements (the ``Agreements'') with all of its Officers. The Agreements provide that if the Officer's employment terminates for any reason (other than death, disability or for actions involving moral turpitude) within 54 months, in the case of Mr. Jaudes, or 42 months, in the case of all other Officers, after a change in control of the Company, the Officer will receive a non-discounted lump sum payment. The lump sum payment will be in an amount equal to the Officer's average annual compensation for the five-year period preceding termination multiplied by 2.99, in the case of Mr. Jaudes, or
2.00 for all other Officers. If the Officer remains employed by the Company for more than six months after a change in control, the above benefit shall be reduced, in the case of Mr. Jaudes, by one forty-eighth, or, in the case of all other Officers, by one thirty-sixth for each month beyond such six-month period. In no event, however, will the benefit be greater than the product of the Officer's average monthly compensation for the five-year period preceding termination and the number of months remaining from such termination until the date the Officer will reach the age of 65. The Agreements expire upon the earlier of (a) the effective date of the Officer's termination, if prior to a change in control; or (b) 54 months, in the case of Mr. Jaudes, or 42 months, in the case of all other Officers, after a change in control. Under the Agreements, a ``change in control'' occurs when any person becomes a beneficial owner, directly or indirectly, of the Company's securities representing (a) more than 50 percent of the voting power of the Company's outstanding securities or (b) at least 30 percent but no more than 50 percent of such securities and a majority of the outside members of the Company's Board of Directors decides that a change in control has occurred.

    Previously, the Company established a Deferred Income Plan for: (i) non-employee Directors, and (ii) employee Directors, Officers and certain other employees who are deemed by the Compensation Committee of the Board of Directors to be key executives who contribute materially to the prosperity of the Company. The plan permitted deferral through April 30, 1990 for each of four consecutive years of up to 100% of fees and retainers for non-employee Directors and up to 15% of salary (excluding incentive compensation) for other participants. Such deferrals, along with applicable income growth factors (at rates not to exceed the greater of (i) twelve percent per annum, and (ii) the annual corporate bond rates specified in Moody's Investors Service plus four percent per annum), form the basis for certain benefits payable to the participant upon retirement; death or permanent and total disability before retirement; or termination of a participant's status as a Director or employee before age 55. The amount of such benefit depends on the type of triggering event, the amount deferred by a participant, the ages at which deferrals are made and the participant's age at the time of the triggering event. In the event a participant, following a change in control of the Company, terminates his or her status as a Director or employee for good reason, or is terminated by the Company without cause, such participant is entitled to receive a lump sum benefit in the amount equal to the greater of: (i) the present value of the account balance under the Deferred Income Plan to which the participant would be entitled if he or she had continued to make deferrals during the remainder of the annual deferral period and if he or she had terminated his or her status as a Director or employee after reaching normal retirement age (for this purpose, age 70 for all Directors, and age 65 for all other participants); or (ii) the amount of the participant's account balance. At the Board of Director's meeting on September 23, 1993, the Board approved a separate Deferred Income Plan II. Deferred Income Plan II provides that the Board of Directors may from time to time determine to open up the Deferred Income Plan II to allow deferrals during one or more succeeding annual periods and to allow new participants in the Deferred Income Plan. Participants were allowed to make deferrals during the 1995 calendar year and will also be allowed to make deferrals during the 1996 calendar year. During each deferral period a non-employee Director participant may defer up to 100% of fees and retainers and an employee participant may defer up to 15% of his or her annual salary (excluding incentive compensation). In addition, under Deferred Income Plan II the minimum applicable income growth factor for deferrals on and after October 1, 1993 shall not exceed the greater of: (i) nine percent per annum; and (ii) the annual corporate bond rates specified in Moody's Investors Services plus three percent per annum. The remainder of the terms of the Deferred Income Plan II are similar to those of the original Deferred Income Plan discussed above.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING COMPENSATION COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 16 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         COMPENSATION COMMITTEE REPORT REGARDING EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors, composed of four independent non-employee Directors, administers the Company's executive compensation program. None of such members is or has been an Officer or employee of the Company or any of its subsidiaries. After review and approval by the Committee, all material issues relating to executive compensation are submitted to the Board for consideration and approval.

    The philosophy of the Committee as it relates to executive compensation is that the Chief Executive Officer (CEO) and other Executive Officers should be compensated at levels designed to attract, motivate, and retain talented Executives who are capable of leading the Company in achieving its business objectives in an industry facing increasing complexity, competition, and change; to encourage and reward excellent performance; and to encourage individual growth as a part of the Company's management development program. Annual compensation for the Company's senior management consists of salary, and for certain key Executives, a long-term Incentive Compensation Plan.

    Salary levels of Company Executives are reviewed and may be adjusted annually. Salaries are also increased to recognize promotions and assignment of increased responsibilities to the Company. In determining appropriate salaries, the Committee considers: (1) the CEO's recommendations as to compensation for all other Executive Officers; (2) the scope of responsibility, experience, time in position, and individual performance for all Officers including the CEO; (3) internal fairness and equity among positions held by each Executive Officer; (4) special factors such as each individual's willingness and ability to accept special assignments and responsibilities; (5) general cognizance of pay practices of major companies within the St. Louis region as well as within the utility industry generally relating to Executives of comparable responsibility; and (6) corporate performance. Evaluation of corporate performance takes into account the significant effects which weather variations as well as other unusual events may have on the Company's earnings per share and other financial and operating results as compared to corporate budgeted levels. The Committee's analysis is a subjective process which utilizes no specific weighting or formula of the aforementioned factors in determining Executives' base salaries.

    Awards under the Company's long-term Incentive Compensation Plan are granted by Committee recommendation and Board approval to certain key Executives (including the CEO) who have, in the judgment of the Committee, demonstrated great ability and who the Company seeks to retain in positions which can affect the long-term success of the Company, including both the establishment and execution of the Company's business strategies. Under this Plan, upon the recommendation of the Compensation Committee, the Board of Directors, exclusive of any employee Director who is eligible to participate in the Plan, may award Share Units to these key Executives. The Executives are paid quarterly dividend equivalents on these Share Units at the same rate that dividends are paid to stockholders. Share Units also have a deferred compensation component based on changes in the Company's retained earnings over the course of a year. Such deferred compensation is payable upon the Executive's retirement. Current compensation under this Plan is limited to 25% of the Executive's current annual salary. In January 1995, the Board amended the Plan to add a requirement that an Executive provide a certain number of additional years of service after the date of an award of Share Units in order for post-retirement dividend equivalents and deferred compensation amounts associated with that award to be paid. The Committee expects that such amendment will encourage the continued employment of these talented executives. This Plan provides compensation which is directly linked with earnings per share achievement, a critical factor in creating increased shareholder value. Determination of the number of Share Units to award to a key Executive is a subjective process which considers an individual's current salary level, the number of Share Units previously awarded, as well as expectations for the Executive's performance relative to maintaining the long-term financial and operational integrity of the Company.

    The compensation of all Executive Officers was considered and adjusted in January 1995. Also, the Board of Directors, in recognition of the prior performance and high level of responsibility of the CEO and five of the Company's other Senior Officers, awarded new Share Units to them, as set forth in greater detail elsewhere in this proxy statement. Such share unit awards are intended, among other things, to relate a portion of executive compensation more directly with the long-term interests of shareholders.

    On September 1, 1995, certain Officers assumed substantially increased responsibilities as part of a realignment of management assignments related to the retirement of two Senior Officers. These further significant responsibilities were recognized by additional salary increases which also became effective on September 1, 1995.

    In determining the total compensation package of the CEO for 1995, the Compensation Committee considered all of the matters discussed above. The Committee also considered the attainment of corporate-wide budgeted goals, giving recognition to factors such as weather, interest rates and regulatory policies which can significantly impact operating results of gas utilities but are generally outside the control of management. Further, the Committee considered subjective factors related to individual performance and responsibility for the long-term strategic direction of the Company. Noted was the CEO's leadership in: (1) the successful transition to the new gas supply system mandated by the Federal Energy Regulatory Commission's restructuring of the interstate pipeline industry; (2) the beneficial results of the settlement reached in late 1994 of the rate proceeding before the Missouri Public Service Commission; and (3) the early and successful conclusion of negotiations for a new, three-year labor agreement between the Company and the Oil, Chemical and Atomic Workers International Union, which represents almost three-fourths of the Company's employees. In January 1995, the Board of Directors, in addition to granting the CEO an increase in base salary, awarded the CEO 5,000 additional Share Units under the Incentive Compensation Plan to recognize the factors and accomplishments referred to above.

                                                Compensation Committee

                                                Boyd F. Schenk, Chairman
                                                William E. Nasser
                                                Robert P. Stupp
                                                H. Edwin Trusheim

                               PERFORMANCE GRAPH

    The following Performance Graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Utilities Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1990 and that all dividends were reinvested. The information contained in this graph is not necessarily indicative of future Company performance.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                LACLEDE GAS COMPANY, S&P 500, AND S&P UTILITIES

                              [PERFORMANCE GRAPH]

                         FISCAL YEAR ENDED SEPTEMBER 30

                         1990            1991            1992            1993            1994            1995

     Laclede           $100.00         $126.83         $143.58         $201.40         $180.66         $187.79

     S&P 500           $100.00         $131.17         $145.66         $164.60         $170.66         $221.43

  S&P Utilities        $100.00         $115.87         $132.52         $164.89         $143.29         $182.82

                           COMPENSATION OF DIRECTORS

    Directors who were not employees of the Company received a monthly retainer fee of $1,250 per month during fiscal year 1995. Also, all Directors received a fee of $1,000 for each Board meeting attended personally; and $500 for each Board meeting attended via telephone conference call. Directors received fees of $500 for each committee meeting attended personally; and $250 for each committee meeting attended via telephone conference call. Each Chairman of a Committee of the Board except for the Nominating Committee Chairman received an additional $1,000 annual fee. All non-employee Directors are permitted to elect to defer all or any part of their compensation under arrangements which apply equally to all such non-employee Directors.

    The Company has also established a retirement plan for each of its non-employee Directors who serves at least five years as a Director or who dies while serving as a Director. Pursuant to this plan, the eligible Director (the ``Participant''), or the Participant's designated beneficiary, would, following the discontinuance of the Participant's service as a Director (or following the Participant's attaining 65 years of age, if the Participant is not at least 65 years old at the time of such discontinuance of service), receive an annual retirement payment amount equal to a percentage (the ``Applicable Percentage'') of the annual Board retainer fee at the time of such Participant's discontinuance of service. The Applicable Percentage shall be 10% for each of the first ten years of service of such Participant as a Director. The annual payments to the retired Participant shall continue until such Participant's death, but if such Participant shall die before receiving at least ten annual payments, then such Participant's designated beneficiary shall, during such beneficiary's lifetime, receive the remainder of the first ten annual payments which the deceased Participant would have received.

    In 1990, the Company established the Restricted Stock Plan for Non-Employee Directors, the term of which was extended to January 26, 2000. Under this Plan, a grant of 800 restricted shares will be made on the date a person first begins serving as a non-employee Director. Each non-employee
Director will receive an additional grant of 200 restricted shares on the date of each subsequent Annual Meeting of Stockholders for services rendered by such non-employee Director during the preceding year. Although a non-employee Director is entitled to vote and may receive the dividends on the restricted shares, the restricted shares are forfeitable until vested pursuant to a schedule based upon the non-employee Director's years of participation in, and, in some cases, age at time of entering, the Restricted Stock Plan. Under a Trust Agreement between the Company and Boatmen's Trust Company, as Trustee, shares granted pursuant to the Restricted Stock Plan are purchased on the open market by the Trustee, and held in trust until vested in the non-employee Director. In January 1995, Mr. Schenk received a grant of 200 vested shares; Ms. Krey and Messrs. Craig, Givens, Holman, Nasser and Stupp each received a grant of 200 nonvested shares; and Mr. Trusheim received a grant of 100 vested and 100 non-vested shares.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Based upon a review of copies of the Section 16(a) forms filed and other information received from the persons subject to the reporting requirements, the Company believes all such persons filed the required reports on a timely basis, except that J. G. Hofer, an officer of the Company, did not timely report in fiscal year 1994 exempt acquisitions pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (which occurred with respect to three quarterly dividend reinvestments), involving an aggregate amount of approximately 13 common shares of the Company, in which he disclaims any beneficial ownership. An amendment to Mr. Hofer's Form 5 for the fiscal 1994 year has recently been filed.

PROPOSAL 2. APPOINTMENT OF AUDITORS

    The Board of Directors, upon recommendation of its Audit Committee, recommends that the stockholders ratify the appointment of Deloitte & Touche LLP, Certified Public Accountants, to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1996. The vote of a majority of the outstanding shares entitled to vote and represented in person or by proxy will be necessary to effect the ratification described above. Thus, in this context, the effect of an abstention will be the same as a negative vote. Deloitte & Touche LLP is the successor to the firm that has acted as auditors of the Company since 1953. It is expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

    During fiscal year 1995, Deloitte & Touche LLP performed audit services primarily related to the limited review of quarterly reports and the examination of annual consolidated financial statements submitted to stockholders and the Securities and Exchange Commission and the audit of the various employee benefit plans of the Company.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
                                                   ---
        OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

    The Board of Directors does not know of any matters to be presented at the meeting other than those stated in this proxy statement. However, if other matters related to the purpose of the meeting properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxies on such other matters in accordance with their judgment.

                            SOLICITATION OF PROXIES

    Proxies will be solicited by mail. They may also be solicited by Officers and regular employees of the Company, personally or by telephone or telegraph, but such persons will not be specially compensated for such services. The firm of Morrow & Co., Inc. has been retained to assist with the solicitation of proxies at a cost of approximately $5,000. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and will be reimbursed for expenses incurred therein. The entire cost of solicitation will be borne by the Company.

                                             LACLEDE GAS COMPANY
                                             By DONALD L. GODINER, Secretary

St. Louis, Missouri
December 26, 1995

                                                   LACLEDE GAS
                                                     COMPANY


                                                                       NOTICE OF

                                                                  ANNUAL MEETING

                                                                 OF STOCKHOLDERS

                                                                             AND

                                                                 PROXY STATEMENT

                                             JANUARY 25, 1996

                                    LACLEDE GAS COMPANY

                         720 OLIVE STREET, ST. LOUIS, MISSOURI 63101

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints Donald L. Godiner, Robert C.
             Jaudes, Gerald T. McNeive, Jr. and each of them, with or without any of the others, attorneys and proxies, with full power of substitution, to vote all of the shares of common stock in Laclede Gas Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held at Marriott's Pavilion Hotel, on Thursday, January 25, 1996, at 10:00 a.m. local time, and at any adjournment thereof: (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's proxy statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the Annual Meeting of Stockholders.

             A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD.
                    ---

             1. ELECTION OF DIRECTORS: Richard E. Beumer, Robert C. Jaudes and Robert P.Stupp.

              / / FOR all nominees listed.    / / FOR all nominees listed except
                                               _________________________________

                                               _________________________________

                  / / WITHHOLD AUTHORITY to vote for all nominees listed.

             2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE as independent auditors.

            / / FOR                   / / AGAINST                   / / ABSTAIN

                                   (Continued and to be signed on reverse side.)

             THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

             Dated____________________________________, 19________

                                               _________________________________

                                               _________________________________

                                               IMPORTANT: PLEASE DATE THIS PROXY
                                               AND SIGN EXACTLY AS YOUR NAME(S)
                                               APPEARS THEREON. IF STOCK IS HELD
                                               JOINTLY, SIGNATURE SHOULD INCLUDE
                                               BOTH NAMES. EXECUTORS,
                                               ADMINISTRATORS, TRUSTEES,
                                               GUARDIANS, AND OTHERS SIGNING IN
                                               A REPRESENTATIVE CAPACITY SHOULD
                                               SO INDICATE.

                         PROXY MUST BE RETURNED BY JANUARY 25, 1996

                        APPENDIX

    The information in the Performance Graph on page 16 of the definitive proxy statement of Laclede Gas Company is depicted in the table that immediately follows the graph.